Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

February 12, 2014

among

TIME WARNER CABLE INC.,

COMCAST CORPORATION

and

TANGO ACQUISITION SUB, INC.

i

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 12, 2014, among Time Warner Cable Inc., a Delaware corporation (the “Company”), Comcast Corporation, a Pennsylvania corporation (“Parent”), and Tango Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have unanimously approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement and resolved to submit this Agreement to their respective stockholders for adoption;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement, the merger of Merger Subsidiary with and into the Company and the other transactions contemplated hereby, determined that the terms of this Agreement are in the best interests of Parent, declared the advisability of this Agreement, recommended the approval by its stockholders of the issuance of shares of Parent Class A Common Stock contemplated by this Agreement and resolved to submit the issuance to its stockholders for approval;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain stockholders of Parent (the “Principal Parent Stockholders”) are entering into a voting agreement (the “Voting Agreement”) with the Company pursuant to which the Principal Parent Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to, among other things, vote all of their shares of Parent Class B Common Stock and Parent Class A Common Stock in favor of the issuance of shares of Parent Class A Common Stock contemplated by this Agreement on the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, pursuant to the Voting Agreement, immediately following the execution and delivery of this Agreement, the Principal Parent Stockholders will take all action necessary to approve the Parent Stock Issuance for purposes of the separate approval right of the holders of Parent Class B Common Stock pursuant to Article 7 of the Amended and Restated Articles of Incorporation of Parent; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the merger of Merger Subsidiary with and into the Company will qualify as a reorganization under the provisions of Section 368(a) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cable System” means a cable system, as such term is defined in 47 U.S.C. § 522(7).

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” mean any and all agreements, memorandums of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or that involve or apply to any employer and any labor organization, union, employee association, agency or employee committee or plan.

“Communications Act” means the Communications Act of 1934, together with the written orders, policies and decisions of the FCC.

“Company Adverse Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Board of Directors of the Company to make (as required hereby), or any withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation or (ii) any recommendation by the Company’s Board of Directors of a Company Acquisition Proposal.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2013 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2013.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement and (ii) does not relate to or involve a Company Acquisition Proposal; provided that (x) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, and the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event and (y) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

“Company Licenses” means Governmental Authorizations issued by the FCC to the Company or any of its Subsidiaries or Affiliates

“Company Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any foreign jurisdiction except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (it being understood that this clause (D) shall not apply to Sections 4.04, the first sentence of 4.17(c) and 4.18(d) and, to the extent related thereto, Section 9.02(a)(ii)(C) of this Agreement), (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (F) any change in the price of the Company Stock on the NYSE (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Stock) and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (G) changes in GAAP (or authoritative interpretation of GAAP), (H) any Company Transaction Litigation, to the extent directly relating to the negotiations between the parties and the terms and conditions of this Agreement, and (I) compliance with the terms of, or the taking of any action required by, this Agreement.

“Company Operating Plan” means the Operating Plan of the Company and its Subsidiaries for fiscal years 2014 to 2016 previously disclosed to Parent.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, in the form previously delivered to Parent.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law or any agreement with any Person relating to human health and safety, the environment or any pollutants, contaminants or hazardous or toxic substances, materials or wastes.

“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FCC” means the Federal Communications Commission.

“FCC Order” means an order adopted, and the full text thereof released, by the FCC granting its consent to the transfer of control or assignment of the Company Licenses, pursuant to appropriate applications filed by the parties hereto with the FCC as contemplated by this Agreement.

“Franchise” means with respect to each Person, each franchise, as such term is defined in the Communications Act, granted by a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that are part of such Person.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Governmental Authorization” means any license (including any license or authorization issued by the FCC), permits (including construction permits), certificates, waivers, amendments, consents, Franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Government Authority.

“Hazardous Substance” means any pollutant, contaminant or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) patents and patent applications of any type issued or applied for in any jurisdiction, including all provisionals, nonprovisionals, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names, corporate names and other indications of origin, whether or not registered, in any jurisdiction, and all registrations and applications for registration of the foregoing in any jurisdiction, and all goodwill associated with the foregoing, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in any jurisdiction, including all derivative works, moral rights, renewals, extensions or reversions associated with such copyrights, regardless of the medium of fixation or means of expression, (iv) know-how, trade secrets and other proprietary or confidential information and any and all rights in any jurisdiction to limit the use or disclosure thereof by any Person and (v) database rights, industrial designs, industrial property rights, publicity rights and privacy rights.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased to the Company or its Subsidiaries (excluding any public networks).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Schedule.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means the NASDAQ Global Select Market.

“NBCUniversal Agreement” means the Transaction Agreement, dated as of February 12, 2013, by and among General Electric Company, Parent, National Broadcasting Company Holding, Inc., Navy Holdings, Inc., NBCUniversal, LLC and NBCUniversal Media, LLC.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2013, and the footnotes thereto set forth in the Parent 10-K.

“Parent Balance Sheet Date” means December 31, 2013.

“Parent Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of Parent.

“Parent Class A Special Common Stock” means the Class A Special Common Stock, par value $0.01 per share, of Parent.

“Parent Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) Parent’s ability to consummate the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any foreign jurisdiction except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which Parent and its Subsidiaries operate except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (D) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (it being understood that this clause (D) shall not apply to Section 5.04 and, to the extent related thereto, Section 9.03(a)(ii)(B) of this Agreement), (E) any failure by Parent and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure and that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (F) any change in the price of Parent Stock on NASDAQ (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change (but in no event changes in the trading price of Company Stock) and that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (G) changes in GAAP (or authoritative interpretation of GAAP), (H) any Parent Transaction Litigation, to the extent directly relating to the negotiations between the parties and the terms and conditions of this Agreement, and (I) compliance with the terms of, or the taking of any action required by, this Agreement.

“Parent Stock” means, collectively, Parent Class A Common Stock, Parent Class A Special Common Stock and Parent Class B Common Stock.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

“Pennsylvania Law” means the Pennsylvania Business Corporation law of 1988.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Applicable Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, (iv) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (v) Liens in favor of the lessors under real property leases, (vi) Liens imposed or promulgated by operation of Applicable Law with respect to real property and improvements, including zoning regulations, (vii) with respect to real property that is leased, any Lien to which the fee or any superior interest is subject, and (viii) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of- way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law and any withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Representation Letters” means the letters delivered to Davis Polk & Wardwell LLP, tax counsel to Parent, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, tax counsel to the Company, pursuant to Section 8.07(b), which shall contain representations of Parent or the Company, respectively, dated as of the Closing Date and signed by an officer of Parent or the Company, respectively, in each case as shall be reasonably necessary or appropriate to enable Davis Polk & Wardwell LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP to render the opinions described in Sections 9.02(b) and 9.03(b) hereof, respectively.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any non-material commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
368 Reorganization	4.22
Adjusted Option	2.04(a)
Adjusted RSU	2.04(b)
Agreement	Preamble
Burdensome Condition	8.01
Certificates	2.03

Closing	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company International Plan	4.17(i)
Company Investment	4.06(c)
Company Material Contract	10.01(b)(i)
Company Plans	4.17
Company RSU	2.04(b)
Company SEC Documents	4.07
Company Securities	4.05(b)
Company Stock Option	2.04
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Company Superior Proposal	6.03(e)
Confidentiality Agreement	6.03(b)(i)
Continuing Employee	7.09
D&O Insurance	7.07(c)
Director	2.04(c)
Director RSU	2.04(c)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Agent	2.03
Exchange Ratio	2.02(a)
Former Employee	2.04(d)
Former Employee Option	2.04(d)
Former Employee RSU	2.04(d)(ii)
Indemnified Person	7.07
internal controls	4.07(f)
Joint Proxy Statement/Prospectus	4.09
Lease	4.14(b)
Merger	2.01
Merger Communication	8.03(b)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.17(c)
Notional Adjusted Option	2.04(d)
Notional Adjusted RSU	2.04(c)
NYSE	4.03
Parent	Preamble
Parent Board Recommendation	5.02(b)
Parent Plans	7.09(c)
Parent SEC Documents	5.07
Parent Securities	5.05(b)
Parent Shareholder Approval	5.02
Parent Shareholder Meeting	7.03

Parent Stock Issuance	7.03
Principal Parent Stockholders	Recitals
Registration Statement	4.09
Representatives	6.03
Significant Subsidiary	4.06
Specified Company SEC Documents	Article 4
Specified Parent SEC Documents	Article 5
Surviving Corporation	2.01
Taxing Authority	1.01
Title IV Plan	4.17(b)
TWX	4.16(b)
Uncertificated Shares	2.03
Union Employee	7.09
Voting Agreement	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The phrase “made available” shall be deemed to include any documents filed or furnished with the SEC.

ARTICLE 2

The Merger

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefits of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of Company Stock or any holder of shares of common stock of Merger Subsidiary:

(a) Except as otherwise provided in Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.8750 (the “Exchange Ratio”) shares of Parent Class A Common Stock (together with the cash in lieu of fractional shares of Parent Class A Common Stock as specified below, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be issued or paid in accordance with Section 2.03, without interest.

(b) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(c) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Parent agrees to make available to the Exchange Agent from time to time, as needed, any dividends or distributions to which any Person is entitled pursuant to Section 2.03(f) of this Agreement. Promptly after the Effective Time, and in any event no later than the 10th Business Day following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal and instructions reasonably acceptable to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Class A Common Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for and Parent shall remain liable for, payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Stock in connection with the Merger for which none of Parent, the Company, or a Subsidiary of the Company or Parent is liable, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04. Equity-Based Awards. (a) Except as provided in Section 2.04(d), the terms of each outstanding compensatory option to purchase shares of Company Stock (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Class A Common Stock equal to the product of (i)the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of Parent Class A Common Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of a Company Stock Option in accordance with the preceding provisions of this Section 2.04(a) would cause the related Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A of the Code, such Company Stock Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner reasonably acceptable to Parent and the Company that would not cause the related Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A.

(b) Except as provided in Section 2.04(c) and Section 2.04(d), the terms of each outstanding restricted stock unit or deferred stock unit that, in either case, is settleable in shares of Company Stock (a “Company RSU”), whether or not vested, shall be adjusted as necessary to provide that, at the

Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be converted into a RSU (each, an “Adjusted RSU”) to acquire, on the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time, the number of shares of Parent Class A Common Stock equal to the product of (i) the number of shares of Company Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(c) At or promptly after the Effective Time, each outstanding Company RSU (each, a “Director RSU”) held by a non-employee director or former non-employee director of the Company (each, a “Director”), whether or not vested, shall be canceled, and the Company shall pay each such Director at or promptly after the Effective Time for each such Director RSU an amount in cash computed by first determining the Adjusted RSU that such Director would receive if the Director RSU held by such Director was converted into an Adjusted RSU pursuant to the methodology described in Section 2.04(b) (each, a “Notional Adjusted RSU”) and then multiplying (i) the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time by (ii) the number of shares of Parent Class A Common Stock with respect to the Notional Adjusted RSUs.

(d) (i) At or promptly after the Effective Time, each outstanding Company Stock Option (each, a “Former Employee Option”) held by a former employee or individual contractor of the Company (each, a “Former Employee”), whether or not exercisable or vested, shall be cancelled, and the Company shall pay each such Former Employee at or promptly after the Effective Time for each such Former Employee Option an amount in cash computed by first determining the Adjusted Option that such Former Employee would receive if the Former Employee Option held by such Former Employee was converted into an Adjusted Option pursuant to the methodology described in Section 2.04(a) (each, a “Notional Adjusted Option”) and then multiplying (A) the excess of the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time over the per share exercise price of such Notional Adjusted Option, if any, by (B) the number of shares of Company Stock subject to such Notional Adjusted Option to the extent unexercised. For the avoidance of doubt, all Former Company Options outstanding as of the Effective Time that have a per share exercise price equal to or exceeding the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time shall be immediately cancelled and forfeited without any liability on the part of the Surviving Corporation or Parent.

(ii) At or promptly after the Effective Time, each outstanding Company RSU (each, a “Former Employee RSU”) held by a Former Employee, whether or not vested, shall be canceled, and the Company shall pay each such Former Employee at or promptly after the Effective Time for each such Former Employee RSU an amount in cash computed by first determining the number of Notional Adjusted RSUs held by such Former Employee and then multiplying (A) the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time by (B) the number of shares of Parent Class A Common Stock with respect to the Notional Adjusted RSUs.

(e) Parent shall take such actions as are necessary for the assumption of the Company Stock Options and Company RSUs pursuant to Sections 2.04(a) and (b), including the reservation, issuance and listing of Parent Class A Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Class A Common Stock subject to the Company Stock Options and Company RSUs to be assumed by Parent and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options and Company RSUs (and to maintain the current status of the prospectus contained therein) for so long as any Company Stock Option or any Company RSU remains outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall administer any Company Stock Option and any Company RSU assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent such Company Stock Option or such Company RSU complied with such rule prior to the Merger.

(f) Prior to the Effective Time, the Company shall take any actions with respect to equity compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company or Parent shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of stock options or other equity awards to purchase shares of Parent Stock or Company Stock or the settlement of restricted stock units or deferred stock units or (b) the grant of equity-based compensation to directors or employees of Parent or, subject to and in accordance with the terms of this Agreement, the Company under Parent’s or the Company’s, as applicable, equity compensation plans or arrangements, the Merger Consideration, amounts payable under Section 2.04 and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately and proportionately adjusted.

Section 2.06. Fractional Shares. No fractional shares of Parent Class A Common Stock shall be issued in the Merger. All fractional shares of Parent Class A Common Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Class A Common Stock to which such holder would otherwise have been entitled.

Section 2.07. Withholding. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. The Company shall, and shall cause its Affiliates to, assist Parent in making such deductions and withholding as reasonably requested by Parent. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate and any dividends or distributions with respect thereto pursuant to Section 2.03(f), as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except (a) as disclosed in (i) the Company SEC Documents (as defined below) filed or furnished by the Company with the SEC since January 1, 2013 and before the date of this Agreement or (ii) the Company 10-K (together, the “Specified Company SEC Documents”) or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date hereof, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, and the Voting Agreement, assuming due authorization, execution and delivery by the stockholders party thereto, constitute a valid and binding agreement of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, as of the date of this Agreement, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the Communications Act and non-U.S. Applicable Law governing the regulation of cable television, telecommunications and broadcasting, (iv) authorizations from state public utility commissions and similar state authorities having jurisdiction over the assets of the Company and its Subsidiaries, (v) compliance with any state statutes or local franchise ordinances and agreements, (vi) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (vii) compliance with any applicable requirements of the New York Stock Exchange (the “NYSE”) and (viii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with or delay the consummation of the Merger.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with or delay the consummation of the Merger.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 8,333,333,333 shares of Company Stock and 1,000,000,000 shares of preferred stock, par value $0.01, of the Company. As of February 10, 2014, there were outstanding (A) 276,825,317 shares of Company Stock, (B) Company Stock Options to purchase an aggregate of 7,474,354 shares of Company Stock at a weighted-average exercise price of $71.39 per share of Company Stock (of which options to purchase an aggregate of 2,456,624 shares of Company Stock were exercisable), (C) Company RSUs to acquire an aggregate of 3,967,053 shares of Company Stock, (D) no shares of preferred stock of the Company outstanding and (E) no shares of restricted Company Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote on an as-converted basis (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of February 10, 2014, except as set forth in this Section 4.05 and for changes since such date resulting from the exercise of Company Stock Options or the settlement of Company RSUs, in each case outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and neither the Company nor any of its Subsidiaries has sponsored an employee stock purchase plan. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule identifies all “significant subsidiaries” (as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the 1934 Act) (each, a “Significant Subsidiary”) of the Company and their respective jurisdictions of organization

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Section 4.06(c) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Person other than a Subsidiary of the Company in which the Company owns, directly or indirectly, any shares of capital stock or other voting securities or other ownership interests, other than (i) publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person and (ii) securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan (each, a “Company Investment”). All of the capital stock or other voting securities of or other ownership interests in each Company Investment that are owned, directly or indirectly, by the Company, are owned by the Company or a Subsidiary of the Company free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other voting securities or other ownership interests), except Liens under Applicable Law and restrictions on transfer set forth in the agreements governing any such Company Investment.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b 25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2011 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or as of the date of any amendment filed prior to the date hereof), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), each Company SEC Document filed or furnished pursuant to the 1934 Act did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date hereof a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2011.

(g) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(h) The Company is in compliance, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(j) The Company has delivered or made available to Parent, prior to the date hereof, copies of the documentation creating or governing all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2011.

(k) Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 4, 2013.

(l) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, when filed with the SEC, will contain no material differences from the Company 10-K.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The information supplied by the Company in writing for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Class A Common Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company in writing for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company stockholders and Parent shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or the shareholders of Parent, at the time of the Company Stockholder Approval or at the time of the Parent Shareholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus based upon information furnished by Parent or Merger Subsidiary or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clause (b), (e), (f), (g), (h), (i), (l), (m), (o), (p) or (q) (as it relates to clauses (b), (e), (f), (g), (h), (i), (l), (m), (o) or (p)) of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders; Governmental Authorizations. (a) The Company and each of its Subsidiaries is and since January 1, 2012 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to materially interfere with or delay the consummation of the Merger. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that, as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is and since January 1, 2011 has been in compliance with the terms of all Governmental Authorizations and (ii) has not received written notice from any Governmental Authority alleging any conflict with or breach of any Governmental Authorization.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties may be affected before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator, that (i) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries, have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, subject to Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries is the owner of the Owned Intellectual Property Rights and holds all right, title and interest in and to all Owned Intellectual Property Rights and the Company’s or its applicable Subsidiary’s rights under all Licensed Intellectual Property Rights, in each case free and clear of any Lien (other than any Permitted Lien) and (ii) the Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, induced or contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person and (ii) there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective present or former officers, directors or employees (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (B) alleging that any Owned Intellectual Property Right or Licensed

Intellectual Property Right is invalid or unenforceable, or (C) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property Rights and the Company’s and its applicable Subsidiary’s interest in any Licensed Intellectual Property Rights, including all Intellectual Property Rights of the Company the value of which to the Company is contingent upon maintaining the confidentiality thereof, (ii) none of the material Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, all issued or registered Owned Intellectual Property Rights are valid and enforceable in all material respects, and (iii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate and perform in a manner that permits the Company and each of its Subsidiaries to conduct its business as currently conducted, and (ii) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have at all times complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations, and (ii) no claims have been asserted or threatened against the Company or any of its Subsidiaries (and to the knowledge of the Company, no such claims are likely to be asserted or threatened) by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws.

Section 4.16. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) Each income or franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by the Company or any of its Subsidiaries has been filed when due and is true and complete in all material respects;

(ii) the Company and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been so filed;

(iii) the accruals and reserves with respect to Taxes as set forth on the Company Balance Sheet are adequate (as determined in accordance with GAAP);

(iv) adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) from the Company Balance Sheet Date;

(v) there is no action, suit, investigation, proceeding or audit pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and

(vi) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or being contested in good faith (and, in either case, which have been disclosed on Section 4.16(a)(vi) of the Company Disclosure Schedule) or for which adequate accruals or reserves have been established on the Company Balance Sheet.

(b) Under the Tax Sharing Agreement with Time Warner Inc. (“TWX”), the Company is not responsible for income and franchise taxes for taxable periods prior to and including March 31, 2003. The Company was part of the TWX federal consolidated tax return through March 12, 2009.

(c) During the two-year period ending on the date hereof, none of the Subsidiaries of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) (i) Other than the Tax Sharing Agreement with TWX, neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or TWX).

(e) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(f) No jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns has asserted that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(g) None of the Subsidiaries of the Company owns any Company Stock.

Section 4.17. Employees and Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment contract, material severance contract or plan and each other material plan or agreement providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than a Multiemployer Plan or a Company International Plan. As soon as reasonably practicable after the date hereof, but in no event more than 60 days after the date hereof, copies of such plans and any material Company International Plan and Multiemployer Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof will be furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust and the most recent Internal Revenue Service determination letter for any such plan, to the extent applicable. Such plans (disregarding all materiality qualifiers in this Section 4.17(a)), including Company International Plans but not any Multiemployer Plan, are referred to collectively herein as the “Company Plans.”

(b) No Company Plan (for the avoidance of doubt, other than any Multiemployer Plan) that is subject to Title IV of ERISA (each, a “Title IV Plan”) has any unfunded liabilities as of the date of this Agreement. The aggregate underfunded or unfunded, as applicable, liability for all Company Plans that are “excess benefit plans” (as defined in Section 3(36) of ERISA) or that provide deferred compensation (including, for this purpose, any analogous Company International Plans), computed using the actuarial assumptions used for the purposes of determining any liability under such Company Plan for purposes of the Company SEC Documents, is not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to give rise to any such withdrawal (including as a result of the transactions contemplated by this Agreement). Neither the Company nor any of its ERISA Affiliates has received notice of any Multiemployer Plan’s (i) failure to satisfy the minimum funding requirements of Section 412 of the Code or application for or receipt of a waiver of such minimum funding requirements, (ii) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (iii) insolvency, “reorganization” (within the meaning of Section 4241 of ERISA) or proposed or, to the Company’s knowledge, threatened termination. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions, surcharges and premium payments owed by the Company and its ERISA Affiliates with respect to each Multiemployer Plan have been paid when due.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter. Each Company Plan (for the avoidance of doubt, other than a Multiemployer Plan) has been established and operated in compliance with its terms and with all Applicable Laws, including ERISA and the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as disclosed in Section 4.17(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or other independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or other independent contractors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in participation or coverage under, a Company Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that covers former or current employees, directors or other independent contractors of the Company or any of its Subsidiaries who are located primarily outside of the United States (a “Company International Plan”) (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Effective Time, Parent and its Subsidiaries will receive the full benefit of any funds, accruals and reserves under the Company International Plans.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person has been treated as an independent contractor of the Company or any of its Subsidiaries for tax purposes, or for purposes of exclusion from any Company Plan, who should have been treated as an employee for such purposes.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder, and (ii) there are no formal organizational campaigns, corporate campaigns, petitions, demands for recognition via card-check or, to the knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice charges, grievances, pending arbitrations or other complaints or union representation questions before the National Labor Relations Board or other labor board of Governmental Authority that would reasonably be expected to affect the employees of the Company and its Subsidiaries.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no current or, to the knowledge of the Company, threatened strikes, slowdowns or work stoppages, and no such strike, slowdown or work stoppage has occurred within the three years preceding the date hereof.

Section 4.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened in relation to the Company or any of its Subsidiaries that relates to or arises out of any Environmental Law, Environmental Permit or Hazardous Substance.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and at all times have been in compliance with all Environmental Laws and all Environmental Permits.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance (including any such liability or obligation retained or assumed by contract or by operation of law).

(d) The consummation of the transactions contemplated hereby requires no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 4.19. Material Contracts. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by, whether in writing or not, any contract, arrangement, commitment or understanding that:

(i) (A) contains any material exclusivity or similar provision (including with respect to any Intellectual Property Rights) that is binding on the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) or (B) otherwise limits or restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) from (1) engaging or competing in any material line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person;

(ii) includes (A) any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company to a Third Party, (B) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party or (C) any arrangement between the Company and a Third Party that limits or purports to limit in any respect the ability of the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) to own, operate, sell, license, transfer, pledge or otherwise dispose of any material assets or business, in each case of clauses (A), (B) and (C), that is material to the Company and its Subsidiaries, taken as a whole;

(iii) is a joint venture, alliance or partnership agreement that either (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100,000,000 in the aggregate during the 12-month period following the date hereof, but excluding any joint venture, alliance or partnership agreement to which Parent or any of its Subsidiaries is a party;

(iv) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness in an amount in excess of $100,000,000 individually;

(v) is a material interest, rate, currency or other swap or derivative transaction (other than those entered into in the ordinary course of business solely for hedging purposes);

(vi) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date hereof to be in excess of $100,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a fair market value or purchase price of more than $100,000,000;

(vii) is a material contract, arrangement, commitment or understanding with the FCC or any other Governmental Authority relating to the operation or construction of Cable Systems that are not fully reflected in the Franchises;

(viii) is an agreement pursuant to which the Company or any of its Subsidiaries manages, operates or provides material services to any Cable Systems that are not, directly or indirectly, wholly owned by the Company (including any agreement pursuant to which the Company or any of its Subsidiaries is required to cause any such Cable Systems to be included in programming service distribution agreements and other similar agreements to which the Company or any of its Subsidiaries are party); or

(ix) is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(each such contract listed in Section 4.19 of the Company Disclosure Schedule and any contract of the Company or any of its Subsidiaries that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than any Company Plan), a “Company Material Contract”).

(b) Except for this Agreement or as listed in Schedule 4.19 of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of the Company Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract.

Section 4.20. Cable System and Subscriber Information. (a) Section 4.20(a) of the Company Disclosure Schedule sets forth a complete list of cable franchise areas in which the Company operates as of January 18, 2014. The Company does not manage or operate any Cable Systems which it does not, directly or indirectly, wholly own, and the Company does not own any Cable Systems that it does not, directly or indirectly, manage and operate.

(b) Section 4.20(b) of the Company Disclosure Schedule sets forth the aggregate number of subscribers by franchise area as of January 18, 2014, as calculated in accordance with the Company’s policy with respect to calculating subscribers as of the Company Balance Sheet Date, including as to disconnects.

Section 4.21. Franchises. (a) The Company has provided to Parent a true and complete list of each Franchise operated by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Cable Systems owned or operated by the Company and its Subsidiaries are in compliance with the applicable Franchises in all material respects and (ii) there are no material ongoing or, to the Company’s knowledge, threatened audits or similar proceedings undertaken by Governmental Authorities with respect to any of the Franchises of the Company or its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company’s and its Subsidiaries’ Franchises is in full force and effect and a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act, or applicable state franchise renewal provisions, regulations and obligations, with the proper Governmental Authority with respect to each of the Company’s and its Subsidiaries’ Franchises that has expired or will expire within 36 months after the date of this Agreement, (ii) notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act, or applicable state franchise renewal provisions, regulations and obligations, (iii) there are no applications (other than renewal applications) relating to any of the Company’s or its Subsidiaries’ Franchises pending before any Governmental Authority, (iv) neither the Company nor any of its Subsidiaries has received written notice from any Person that any of its Franchises will not be renewed or that the applicable Governmental Authority has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, a request for any such renewal, (v) none of the Company, any of its Subsidiaries or any Governmental Authority has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Franchise of the Company or its Subsidiaries as provided in Section 626(c)(1) of the Communications Act, or in applicable state franchise renewal provisions, regulations and obligations, and (vi) to the Company’s knowledge, there exist no facts or circumstances that make it reasonably likely that any of the Company’s or its Subsidiaries’ Franchises will not be renewed or extended on commercially reasonable terms.

(c) Neither the Company nor any of its Subsidiaries has made any material commitment, with respect to its Franchises, to any Governmental Authority except (i) as set forth on Section 4.21(c)(i) of the Company Disclosure Schedule and (ii) such other Franchise commitments that (A) are commercially reasonable given the relevant Franchise and locality and (B) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22. Tax Treatment. Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.23. Finders’ Fees. Except for Allen & Company LLC, Centerview Partners LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, copies of whose engagement agreements have been delivered to Parent prior to the date hereof, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the separate opinions of Allen & Company LLC, Centerview Partners LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, each a financial advisor to the Company (or, in the case of Centerview Partners LLC, to the independent members of the Board of Directors of the Company), to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Stock.

Section 4.25. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.26. No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Subsidiary, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article 4, written information presented to Parent, Merger Subsidiary or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 4.26 shall not limit Parent’s or Merger Subsidiary’s remedies in the case of fraud.

ARTICLE 5

Representations and Warranties of Parent

Subject to Section 11.05, except (a) as disclosed in the Parent SEC Documents (as defined below) filed or furnished by Parent with the SEC since January 1, 2013 and before the date of this Agreement (the “Specified Parent SEC Documents”) or (b) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date hereof, Parent has delivered or made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for (i) the required approval of Parent’s shareholders in connection with the Parent Stock Issuance and (ii) the approval of Parent as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. The affirmative vote of the holders of a majority of votes cast by holders of Parent Class A Common Stock and Parent Class B Common Stock (with each share of Parent Class A Common Stock being entitled to a number of votes per share determined in accordance with Parent’s Amended and Restated Articles of Incorporation and each share of Parent Class B Common Stock being entitled to a number of votes per share determined in accordance with Parent’s Amended and Restated Articles of Incorporation (which Parent Class B Common Stock is entitled to 33 1/3% of the combined voting power of Parent’s Class A Common Stock and Class B Common Stock)) and the affirmative vote of the holders of a majority of the outstanding shares of Parent Class B Common Stock (the “Parent Shareholder Approval”) are the only votes of the holders of any of Parent’s capital stock necessary in connection with the consummation of the transactions contemplated hereby, including the Parent Stock Issuance. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, as of the date of this Agreement, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent, (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend that Parent’s shareholders grant the Parent Shareholder Approval (such recommendation, the “Parent Board Recommendation”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the Communications Act and non-U.S. Applicable Law governing the regulation of cable television, telecommunications and broadcasting, (iv) authorizations from state public utility commissions and similar state authorities having jurisdiction over the assets of the Company and its Subsidiaries, (vi) compliance with any state statutes or local franchise ordinances and agreements, (vi) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (vii) compliance with any applicable requirements of the NASDAQ and (viii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with or delay the consummation of the Merger.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles or certificate of incorporation, respectively, or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), for such as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Capitalization. (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 7,500,000,000 shares of Parent Class A Common Stock, (ii) 7,500,000,000 shares of Parent Class A Special Common Stock, (iii) 75,000,000 shares of Parent Class B Common Stock and (iv) 20,000,000 shares of preferred stock, without par value. As of February 10, 2014, (A) 2,504,774,708 and 2,139,313,958 shares of Parent Class A Common Stock were issued and outstanding, respectively, (B) 525,915,541 and 454,980,777 shares of Parent Class A Special Common Stock were issued and outstanding, respectively, (C) 9,444,375 shares of Parent Class B Common Stock were issued and outstanding, (D) 102,036,956 shares of Parent Class A Common Stock were subject to compensatory options to purchase shares of Parent Class A Common Stock (of which options to purchase an aggregate of 32,032,051 shares of Parent Class A Common Stock were exercisable), (E) 1,068,177 shares of Parent Class A Special Common Stock were subject to compensatory options to purchase shares of Parent Class A Special Common Stock (all of which options were exercisable), (F) restricted stock units or deferred stock units that, in either case, is settleable in shares of Parent Stock to acquire an aggregate of 26,335,032.95370 shares of Parent Class A Common Stock were issued and outstanding, (G) restricted stock units or deferred stock units that, in either case, is settleable in shares of Parent Stock to acquire an aggregate of 1,473 shares of Parent Class A Special Common Stock were issued and outstanding and (H) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, no Subsidiary or Affiliate of Parent owns any shares of capital stock of Parent or any Parent Securities.

(b) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote on an as-converted basis (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. As of February 10, 2014, except as set forth in this Section 5.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv)being referred to collectively as the “Parent Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities.

(c) The shares of Parent Class A Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent 10-K identifies, as of its filing date, all Significant Subsidiaries of Parent and their respective jurisdictions of organization.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Significant Subsidiary of Parent, are owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Significant Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Significant Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Significant Subsidiaries, or other obligations of Parent or any of its Significant Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Significant Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Significant Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b 25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2011 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (or as of the date of any amendment filed prior to the date hereof), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not, and each Parent SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are reasonably effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f) Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date hereof a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2011.

(g) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(h) Parent is in compliance, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(i) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct.

(j) The Parent 10-K contains no material differences from Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2013, in the form previously delivered to the Company.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09. Disclosure Documents. The information supplied by Parent in writing for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or the shareholders of Parent, at the time of the Company Stockholder Approval or at the time of the Parent Shareholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus based upon information furnished by the Company or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. From the Parent Balance Sheet Date through the date of this Agreement: (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects; and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders; Governmental Authorizations. (a) Parent and each of its Subsidiaries is and since January 1, 2012 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to materially interfere with or delay the consummation of the Merger. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that, as of the date hereof, seeks materially interefere with or delay the consummation of the Merger.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries (i) is and since January 1, 2011 has been in compliance with the terms of all Governmental Authorizations and (ii) has not received written notice from any Governmental Authority alleging any conflict with or breach of any Governmental Authorization.

Section 5.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties may be affected before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that (i) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

Section 5.14. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) (i) Each income or franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by Parent or any of its Subsidiaries has been filed when due and is true and complete in all material respects;

(ii) Parent and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been so filed;

(iii) the accruals and reserves with respect to Taxes as set forth on the Parent Balance Sheet are adequate (as determined in accordance with GAAP);

(iv) adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) from the Parent Balance Sheet Date;

(v) there is no action, suit, investigation, proceeding or audit pending or, to Parent’s knowledge, threatened against or with respect to Parent or any of its Subsidiaries in respect of any material Tax; and

(vi) there are no Liens for material Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due or being contested in good faith (and, in either case, which have been disclosed on Section 5.14(a)(vi) of the Parent Disclosure Schedule) or for which adequate accruals or reserves have been established on the Parent Balance Sheet.

(b) The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 1993 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment, after giving effect to extensions or waivers, has expired. The federal Tax Returns have been examined and the applicable federal statute of limitations (including extensions) have expired for Tax years through December 31, 2000 as well as for Tax years December 31, 2007 and December 31, 2008.

(c) No jurisdiction in which Parent or any of its Subsidiaries does not file Tax Returns has asserted that Parent or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

Section 5.15. Franchises. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) the Cable Systems owned or operated by Parent and its Subsidiaries are in compliance with the applicable Franchises in all material respects and (b) there are no material ongoing or, to Parent’s knowledge, threatened audits or similar proceedings undertaken by Governmental Authorities with respect to any of the Franchises of Parent or its Subsidiaries.

Section 5.16. Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.17. Certain Agreements. (a) Prior to the date hereof, Parent has provided to the Company true, correct and complete copies of the NBCUniversal Agreement and any amendments, modifications or waivers thereof. The transactions contemplated by the NBCUniversal Agreement were consummated in accordance with the terms thereof and without any waivers of the conditions thereto set forth therein, and, to Parent’s knowledge, since the date of the consummation of the transactions contemplated by the NBCUniversal Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect on the business acquired by Parent thereunder.

(b) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any agreement (whether written or oral) with any Person (other than Parent’s Representatives in such capacity) with respect to any possible transaction involving the acquisition of the Company, or any of the Company’s material assets.

Section 5.18. Finders’ Fees. Except for J.P. Morgan Securities LLC, Paul J. Taubman and Barclays Capital Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.19. Opinion of Financial Advisor. Parent’s Board of Directors has received the opinion of J.P. Morgan Securities LLC, financial advisor to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Parent from a financial point of view.

Section 5.20. No Additional Representations. Except for the representations and warranties made by Parent in this Article 5, none of Parent, Merger Subsidiary or any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and each of Parent and Merger Subsidiary hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Subsidiary or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent in this Article 5, written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 5.20 shall not limit the Company’s remedies in the case of fraud.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule, as consented to in writing by Parent, as contemplated by or reasonably necessary to implement the Company

Operating Plan (or, with respect to any initiative therein, reallocations among line items within such initiative that are not in the aggregate more burdensome to the Company in any material respect) or as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, and (iii) maintain its existing relationships with its material customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over the Company’s operations. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule, as consented to in writing by Parent (solely in the case of the following clauses (d), (e), (f), (g), (h), (i), (j) and (p), such consent not to be unreasonably withheld, conditioned or delayed), as contemplated by or reasonably necessary to implement the Company Operating Plan (or, with respect to any initiative therein, reallocations among line items within such initiative that are not in the aggregate more burdensome to the Company in any material respect) or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) dividends by any of its wholly owned Subsidiaries, (ii) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Stock not in excess of $0.75 per share per quarter, as such amount may be increased for 2015 in the ordinary course of business consistent with past practice, (iii) repurchases of shares of Company Stock in the ordinary course of business consistent with past practices (including as to volume) at then prevailing market prices pursuant to the Company’s share repurchase program as in effect from time to time and (iv) acquisitions, or deemed acquisitions, of Company Stock in connection with (A) the payment of the exercise price of Company Stock Options with Company Stock (including in connection with “net exercises”) and (B) required Tax withholding in connection with the exercise of Company Stock Options and the vesting or settlement of Company RSUs, in each case, to the extent such Company Stock Options and Company RSUs are outstanding on the date of this Agreement (and in such case, in accordance with their terms on the date of this Agreement) or are issued or granted after the date of this Agreement as permitted by Section 6.01(c)(i)(B);

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or that are issued after the date of this Agreement as permitted by the following clause (B) and (B) the grant of Company RSUs as long as the aggregate value of all such Company RSUs does not exceed the amount set forth on Section 6.01(c) of the Company Disclosure Schedule, and provided that such grants shall be made on terms and conditions used by the Company with respect to Company RSUs in the ordinary course of business consistent with past practice and such other terms and conditions as set forth on Section 6.01(c) of the Company Disclosure Schedule or (ii) amend any term of any the Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as may be contemplated by the plan described in Section 6.01(d) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $150,000,000 in the aggregate in any twelve-month period;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) pursuant to contracts or arrangements in effect on the date hereof, (iii) leases or subleases under which the Company or one of its Subsidiaries is the tenant entered into in the ordinary course of business and (iv) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $100,000,000 in the aggregate;

(f) sell, license, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities, properties, interests or business with a sale price (including any related assumed indebtedness) that does not exceed $100,000,000 in the aggregate, (iii) pursuant to contracts or arrangements in effect on the date hereof, (iv) leases or subleases under which the Company or one of its Subsidiaries is the lessor entered into in the ordinary course of business, or (v) Permitted Liens;

(g) other than in connection with actions permitted by Section 6.01(d) or (e) or as required by existing agreements set forth on Section 4.06(c) of the Company Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice, (ii) investments or capital contributions that are made alongside Parent or any of its Affiliates or (iii) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities, except for (i) indebtedness under the Company Credit Facilities, (ii) up to $2,000,000,000 of indebtedness to refinance on market terms any indebtedness existing on the date hereof that is maturing within twelve months of such refinancing (which amount shall be reduced by any such refinanced indebtedness incurred under the immediately preceding clause (i)), (iii) guarantees by the Company of indebtedness of any wholly owned Company Subsidiary or (iv) any commercial paper issued in the ordinary course of business;

(i) (i) other than in the ordinary course of business, enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person or (ii) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any upstream Affiliates of the Company following consummation of the Merger from engaging or competing in any line of business, in any location or with any Person;

(j) other than in the ordinary course of business, (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract, (ii) enter into any contract or agreement that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (iii) enter into any programming service distribution agreement;

(k) without prior consultation with Parent, (i) recognize any material new union, works council or other similar employee representative, except as required by Applicable Law, or (ii) enter into any material Collective Bargaining Agreement, or renew or enter into any material mid-term modification (excluding resolutions of grievances relating to or interpretations of a Collective Bargaining Agreement) of any existing Collective Bargaining Agreement;

(l) grant to any director or officer (as such terms are used for purposes of Section 16 of the Exchange Act) of the Company any increase in change in control, severance, retention or termination pay (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), other than any increase in a severance benefit arising directly from an increase in annual salary or annual cash bonus opportunity (for the avoidance of doubt, not including any supplemental cash bonus opportunity set forth in Section 6.01(m) of the Company Disclosure Schedule) to the extent such increase is permitted by the Agreement;

(m) Except as set forth on Section 6.01(m) of the Company Disclosure Schedule, (i) increase the annual salary of any employee of the Company or any of its Subsidiaries who holds the title of Executive Vice President or greater by more than 5% in the aggregate in any fiscal year, except as required by the terms of any existing agreement or (ii) increase the cash bonus opportunity of any employee of the Company or any of its Subsidiaries who holds the title of Executive Vice President or greater;

(n) (i) other than as required by an existing agreement, adopt or amend any cash bonus plan or other variable compensation plan with a performance measurement period of greater than 12 months (excluding any period principally relating to an employee’s obligation to be employed on the payment date), (ii) establish or adopt any Title IV Plan, “excess benefit plan”, deferred compensation plan, severance or change in control plan or employee benefit plan that provides post-retirement health, medical, life insurance or death benefits to retired, current or former employees, directors or consultants of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code, unless such establishment or adoption occurs as part of an acquisition of any other company or business that is permitted or consented to under this Agreement, (iii) fail to continue to make all contributions required to be made to any Company Plan that is a Title IV Plan (for the avoidance of doubt, other than a Multiemployer Plan) under ERISA, the Code and Applicable Law or (iv) amend the benefit formula under any Company Plan that is a Title IV Plan (for the avoidance of doubt, other than any Multiemployer Plan) to increase the benefit accrual applicable to any participant or beneficiary thereof under such Company Plan;

(o) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(p) without limiting Section 8.11, settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries or (B) any stockholder litigation or dispute against the Company or any of its officers or directors, except, in each case, where the sum of (x) any amount paid in settlement or compromise plus (y) the financial impact to the Company and its Subsidiaries of any other terms of the settlement or compromise does not exceed $100,000,000 (after giving effect to any reasonably expected indemnification proceeds);

(q) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Significant Subsidiary of the Company;

(r) knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time;

(s) take the action set forth on Section 6.01 of the Company Disclosure Schedule (it being understood and agreed that the exceptions contained in the lead-in to this Section 6.01 shall not apply with respect to this Section 6.01(s)); or

(t) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the date of this Agreement (but in no event later than 40 days after the Registration Statement is declared effective under the 1933 Act) for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with the Company Stockholder Meeting, the Company shall (i) subject to Section 6.03, (1) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders and (2) use its reasonable best efforts to obtain the Company Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not (x) the Company’s Board of Directors shall have effected a Company Adverse Recommendation Change or (y) any Company Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of

Applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, (C) after consultation with Parent, for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Company Stockholder Approval, or (D) if the Company has delivered to Parent a bona fide notice contemplated by Section 6.03(c), for a maximum of ten Business Days. Parent may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Stockholder Approval. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by Applicable Law or the Company’s organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions (other than to state that the Company is not permitted to have discussions) or negotiations with any Third Party that is seeking to make, or has made, a Company Acquisition Proposal, (iii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, a Company Acquisition Proposal, (iv) make a Company Adverse Recommendation Change, (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries unless the Board of Directors of the Company determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law; provided, that the Company shall not enforce and hereby waives any provision of any such agreement that would prohibit a third party from communicating confidentially a Company Acquisition Proposal to the Company’s Board of Directors, (vi) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal (other than a confidentiality agreement to the extent contemplated by Section 6.03(b)); provided that (so long as the Company and its Representatives have otherwise complied with this Section 6.03) none of the foregoing shall prohibit the Company and its Representatives from, at any time prior to the Company Stockholder Approval, participating in discussions with any Persons or group of Persons who has made a Company Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.03(a). It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Recommendation Exceptions. Notwithstanding Section 6.03(a), but subject to Section 6.03(c) and Section 6.03(d), at any time prior to the Company Stockholder Approval:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Company Superior Proposal or a Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a Company Superior Proposal by the Third Party making such Company Acquisition Proposal, (B) furnish to such Third Party and its advisors, agents or other intermediaries (including financing sources) non-public information relating to the Company or any of its Subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement, dated February 8, 2014, between the Company and Parent (the “Confidentiality Agreement”) (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Third Party from making any Company Acquisition Proposal, acquiring the Company or taking any other action); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or as promptly as practicable (but no later than 24 hours) after the time it is provided or made available to such Third Party) and (C) take any action required by Applicable Law or that any court of competent jurisdiction orders the Company to take;

(ii) following receipt of a Company Superior Proposal, the Board of Directors of the Company may, subject to compliance with Section 6.03(c), make a Company Adverse Recommendation Change; and

(iii) following a Company Intervening Event, the Board of Directors of the Company may, subject to compliance with Section 6.03(d), make a Company Adverse Recommendation Change involving or relating to such Company Intervening Event;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors of the Company determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. For purposes of clarification, the taking of any of the actions permitted by Section 6.03(a) and Section 6.03(b)(i) shall not be deemed to be a Company Adverse Recommendation Change.

In addition, nothing contained herein shall prevent the Company or its Board of Directors from (i) complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2(a) and Item 1012(a) of Regulation M-A under the 1934 Act (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 6.03 or (ii) disclosing factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that a Company Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Joint Proxy Statement/Prospectus or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law; provided that any such action taken or statement or disclosure made that relates to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act or failure to take a position with respect to a Company Acquisition Proposal governed by the tender offer or exchange offer rules under the 1934 Act until the tenth Business Day after commencement of such Company Acquisition Proposal shall not constitute a Company Adverse Recommendation Change).

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall, if such action is in connection with a Company Acquisition Proposal, continue to advise Parent on a current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any written indication from a Third Party that such Third Party is considering making a Company Acquisition Proposal or any written request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has indicated that it is considering making, or has made, a Company Acquisition Proposal. The Company shall within 24 hours of receipt thereof provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Company Acquisition Proposal, indication or request. Any material amendment to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) “Last Look”. The Board of Directors of the Company shall not make a Company Adverse Recommendation Change in response to a Company Acquisition Proposal unless (i) such Company Acquisition Proposal constitutes a Company Superior Proposal, (ii) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Company Superior Proposal is proposed to be consummated and the identity of the Third Party making the Company Acquisition Proposal, and (iii) Parent does not make, within such five-Business-Day period after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new written notification from the Company and a new period under clause (ii) of this Section 6.03(d), except that such period shall be three Business Days instead of five Business Days). The Board of Directors of the Company shall not make a Company Adverse Recommendation Change in response to a Company Intervening Event, unless (A) the Company has provided Parent with written information describing such Company Intervening Event in reasonable detail promptly after becoming aware of it and keeps Parent fully informed, on a reasonably current basis, of material developments with respect to such Company Intervening Event, (B) the Company has provided Parent at least five Business

Days prior notice of its intention to make a Company Adverse Recommendation Change with respect to such Company Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of the Company that a Company Intervening Event has occurred and its need to make a Company Adverse Recommendation Change in light of the Company Intervening Event and (C) Parent does not make, within such five-Business-Day period, an offer that the Company’s Board of Directors determines would obviate the need for a Company Adverse Recommendation Change in light of the Company Intervening Event. During any five-Business-Day period prior to effecting a Company Adverse Recommendation Change pursuant to this Section 6.03(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(e) Definition of Company Superior Proposal. For purposes of this Agreement, “Company Superior Proposal” means a bona fide, unsolicited written Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all material financial, legal, regulatory and other aspects of such proposal, including the terms and conditions of the Company Acquisition Proposal, (x) is on terms and conditions more favorable to the Company’s stockholders than the transactions contemplated hereby (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)) and (y) is reasonably likely to be consummated and, if a cash transaction (whether in whole or in part), has financing, if any, that is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Company Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its commercially reasonable efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 6.04. Tax Matters. (a) From the date hereof until the Effective Time, except as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action with respect to Taxes, in each case, if any such action or omission would have the effect of materially increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or materially reducing any Tax asset or accrual of Tax asset under FASB Interpretation No. 48 of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company (or the applicable Subsidiary) when due, and the Company (or the applicable Subsidiary) shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 6.05. Voting of Shares. The Company shall vote all shares of Parent Class A Common Stock beneficially owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of the Parent Stock Issuance at the Parent Shareholder Meeting.

ARTICLE 7

Covenants of Parent

Parent agrees that:

Section 7.01. Conduct of Parent. From the date hereof until the Effective Time except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by Applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule, as consented to in writing by the Company or as required by Applicable Law, from the date hereof until the Effective Time Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the articles of incorporation or bylaws of Parent in a manner that would have a material and adverse impact on the value of Parent Class A Common Stock;

(b) without limiting the Company’s obligations under Section 8.01 (including the last sentence of Section 8.01(a)), split, combine or reclassify any shares of capital stock of Parent or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities, except for (i) dividends by any of its wholly-owned Subsidiaries, (ii) regular quarterly cash dividends by Parent with customary record and payment dates on shares of Parent Stock not in excess of $0.225 per share per quarter, as such amount may be increased for 2015 in the ordinary course of business consistent with past practice; and (iii) repurchases of shares of Parent Stock at then prevailing market prices pursuant to Parent’s share repurchase program as in effect from time to time;

(c) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(d) knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of Parent hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time; or

(e) agree, resolve or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Parent Shareholder Meeting. Parent shall cause a meeting of its shareholders (the “Parent Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the date of this Agreement (but in no event later than 40 days after the Registration Statement is declared effective under the 1993 Act) for the purpose of voting on the approval of the issuance of shares of Parent Class A Common Stock as part of the Merger Consideration (the “Parent Stock Issuance”). In connection with the Parent Shareholder Meeting, the Board of Directors of Parent shall (i) (1) recommend approval of the Parent Stock Issuance to Parent’s shareholders and (2) use its reasonable best efforts to obtain the Parent Shareholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, the Parent Stock Issuance shall be submitted to the Parent’s shareholders at the Parent Shareholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn or postpone the Parent Shareholder Meeting; provided that Parent may, without the prior written consent of the Company adjourn or postpone the Parent Shareholder Meeting (A) if, as of the time for which the Parent Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Parent Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting, (B) after consultation with the Company, if the failure to adjourn or postpone the Parent Shareholder Meeting would reasonably be expected to be a violation of Applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus or (C) after consultation with the Company, for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Parent Shareholder Approval. The Company may require Parent to adjourn, delay or postpone the Parent Shareholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Parent Shareholder Approval. Once Parent has established a record date for the Company Shareholder Meeting, Parent shall not change such record date or establish a different record date for the Parent Shareholder Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless required to do so by Applicable Law or Parent’s organizational documents. Without the prior written consent of the Company, the approval of the Parent Stock Issuance shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by Parent’s stockholders in connection with the approval of the Parent Stock Issuance) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholder Meeting.

Section 7.04. Certain Prohibitions. From the date hereof until May 23, 2014, neither Parent nor any of its Subsidiaries shall enter into any agreements (written or oral) providing for the divestiture of in excess of 25,000 subscribers in the aggregate.

Section 7.05. Approval by Sole Stockholder of Merger Subsidiary. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Subsidiary, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.

Section 7.06. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.07. Director and Officer Indemnification. (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless and provide advancement of expenses to, the present (as of the date hereof or any time prior to the Effective Time) and former officers and directors of the Company and its Subsidiaries and any individual who is as of the date of this Agreement or commences, prior to the Effective Time, serving at the request of the Company or any Subsidiary of the Company as a director or officer of another Person (each, an “Indemnified Person”) in respect of (i) acts or omissions occurring at or prior to the Effective Time, (ii) the fact that such Indemnified Person is or was a director or officer, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person prior to the Effective Time and (iii) this Agreement and the transactions contemplated hereby, in each case, to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s or its Subsidiaries’ certificate of incorporation and bylaws or comparable organizational documents in effect on the date hereof; provided that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law; provided, further, that any Person to whom expenses are advanced shall provide an undertaking to repay such advances to the extent required by Applicable Law. From and after the Effective Time, Parent hereby irrevocably and unconditionally guarantees the payment and performance obligations of the Surviving Corporation under this Section 7.07(a).

(b) From and after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s and each Subsidiary of the Company’s certificates of incorporation and bylaws and comparable organizational documents (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Time that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement in the Company’s and the or such Subsidiary of the Company’s certificate of incorporation and bylaws and comparable organization documents, as applicable.

(c) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to either (i) continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or (ii) purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.07(c) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof, in which event Parent shall cease to have any obligations under the first sentence of this Section 7.07(c); provided that the aggregate premium for such policies shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the applicable obligations of such party set forth in this Section 7.07.

(e) The rights of each Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.08. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued as part of the Merger Consideration to be listed on NASDAQ, subject to official notice of issuance.

Section 7.09. Employee Matters. (a) During the period beginning at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including, for the avoidance of doubt the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (each, a “Continuing Employee”), other than any Continuing Employee included in a collective bargaining unit covered by the Collective Bargaining Agreements as in effect on the Closing Date (each, a “Union Employee”), with, to the extent employed by Parent or its Subsidiaries, (i) base pay, commission opportunities and cash bonus opportunities, as applicable, that are no less favorable in the aggregate than provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits that are no less favorable in the aggregate than provided to each such Continuing Employee immediately prior to the Closing Date; provided, that, for purposes of determining whether such pay, opportunities and benefits are no less favorable in the aggregate, equity compensation, defined benefit pension plan benefits, severance, retention (including, for the avoidance of doubt, any supplemental cash bonus opportunity set forth on Section 6.01(m) of the Company Disclosure Schedule), sale, stay, or change in control payments or awards or any similar compensation or benefit, shall not be taken into account. With respect to Union Employee, Parent shall retain, or shall cause to be retained, any and all of the rights and obligations it may have pursuant to Applicable Law.

(b) Notwithstanding Section 7.09(a), beginning on the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, for the benefit of each Continuing Employee, other than any Union Employee, (i) honor all contracts providing for severance to the extent and in accordance with their terms and (ii) honor, without amendment, all plans providing for severance for the Continuation Period or for any longer period during which such amendments are prohibited under the terms of the applicable plan, in all cases, as long as such contract or plan is set forth on Section 7.09(b) of the Company Disclosure Schedule. It is intended that Section 7.09(a) and this Section 7.09(b) shall not result in any duplication of benefits to any Continuing Employee.

(c) To the extent that Continuing Employees, other than Union Employees, become eligible to participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries (collectively, the “Parent Plans”), then, for purposes of determining (i) eligibility to participate and vesting and, (ii) solely with respect to any Parent Plan that provides for severance, vacation or paid-time off benefits, for purposes of benefit accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries to the extent recognized by the Company and its Subsidiaries prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and the Parent shall not be required to provide credit for such service for eligibility, vesting or benefit accrual purposes under any Parent Plan that is an equity compensation plan, defined benefit pension plan or postretirement medical plan. In addition, subject to the terms of the applicable Parent Plan and Legal Requirements, Parent shall use reasonable best efforts to (x) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Parent Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time.

(d) For the avoidance of doubt and to the extent required by any Company Plan or Applicable Law, Parent shall, or shall cause one of its Subsidiaries to, expressly assume such Company Plan and all obligations thereunder.

(e) Upon the request of Parent prior to the Effective Time but after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefits of such conditions, effective as of immediately prior to the Effective Time, the Company shall terminate or shall cause the termination of any or all U.S. tax-qualified defined contribution plans provided to current and former employees of the Company and its Subsidiaries, as directed by the Parent and in compliance with Applicable Law.

(f) Without limiting the generality of Section 11.06, nothing contained in this Section 7.09, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or Parent Plan or, subject to compliance with the requirements of Section 7.09(a) and 7.09(b), constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan or Parent Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof), any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or Parent Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article 9).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, and not withdraw, as promptly as practicable and in any event within 30 Business Days (or, in the case of the succeeding clauses (iii) and (iv), 60 days) of the date hereof, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (ii) all necessary filings to obtain consents from the FCC (including FCC Forms 394 or other appropriate forms) that are required in connection with the Merger, (iii) all necessary filings to obtain consents from the state regulators and the Franchise authorities that are required in connection with the Merger and (iv) all other registrations, declarations, notices and filings with Governmental Authorities that are required in connection with the Merger. Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as practicable.

(c) Parent shall take the lead in (i) the scheduling of, and strategic planning for, any meeting with any Governmental Authority under the HSR Act or any other applicable Competition Law, (ii) the making of any filings, including the initial filings under the HSR Act, (iii) the process for the receipt of any necessary approvals and (iv) the resolution of any investigation or other inquiry of any such Governmental Authority. Without limiting the foregoing sentence, except as prohibited by Applicable Law, each of Parent and the Company shall, (A) to the extent reasonably practicable, consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filings to be submitted to any Governmental Authority, (B) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, and (C) to the extent reasonably practicable, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law.

(d) Unless prohibited by Applicable Law or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 8.01(a)) without the other (provided that, subject to Section 8.01(c), either party may participate in or attend any such non-substantive meeting), (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one party is prohibited by Applicable Law or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto; provided that, Parent or its representatives may conduct such a meeting or conversation without the Company or its representatives present upon the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Notwithstanding anything in this Agreement to the contrary, the parties hereto understand and agree that “reasonable best efforts” shall not require Parent to (i) divest or otherwise hold separate (including by establishing a trust or otherwise) any businesses, assets or properties of Parent or any of its Subsidiaries or any businesses, assets or properties of the Company or any of its Subsidiaries, (ii) accept any conditions or take any other actions that would apply to, or affect, any businesses, assets or properties of Parent or any of its Subsidiaries or any businesses, assets or properties of the Company or any of its Subsidiaries or (iii) litigate or participate in the litigation of any proceeding involving the FCC, the Federal Trade Commission or Department of Justice, whether judicial or administrative, in order to (A) oppose or defend against any action by any such Governmental Authority to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) overturn any regulatory action by any such Governmental Authority to prevent consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any such Governmental Authority in order to avoid the entry of, or to have vacated, overturned or terminated or appealing any order, except, in the case of this clause (iii), to the extent Parent determines in its reasonable good faith judgment that there is a reasonable prospect of success in relation to such litigation and that the participation by Parent in such litigation would not pose a material risk of the imposition of a Burdensome Condition; provided, however, that, (x) notwithstanding the preceding clause (i), Parent is prepared to divest up to approximately 3 million subscribers of the combined company and (y) Parent and its Subsidiaries shall be required, notwithstanding the preceding clause (ii), (A) to take the actions and accept the conditions described in the immediately preceding clause (ii) to the extent such actions are consistent in scope and magnitude with the conditions and actions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by Governmental Authorities in connection with prior acquisitions of United States domestic Cable Systems consummated within the past twelve years with an aggregate purchase price of at least $500 million and (B) to implement the undertakings set forth on Section 8.01 of the Parent Disclosure Schedule (other than any undertaking to divest subscribers, the “Undertakings”), with such modifications to the Undertakings that, taken in the aggregate, are no more adverse to the businesses, assets and properties of Parent and its Subsidiaries, taken as a whole, or the businesses, assets and properties of the Company and its Subsidiaries, taken as a whole (each condition and action described in clause (i) or (ii) that Parent is not required to accept or take after giving effect to the proviso to this Section 8.01(e), a “Burdensome Condition”). In that regard, the Company agrees to work in good faith in connection with Parent’s efforts to structure any divestitures (whether by sale, spin off or otherwise) in a manner that Parent believes in good faith is in the best interests of the combined company and its shareholders. In addition, the Company shall not accept any of the conditions or take any of the foregoing actions (whether or not consistent in scope and magnitude with such prior conditions and actions) without Parent’s prior written consent. Notwithstanding the foregoing, no party shall be required to commit to or effect any action contemplated by this Section 8.01(e) that is not conditioned upon the consummation of the Merger.

(f) Notwithstanding anything to the contrary herein, the Company shall not accept, agree to or accede to any modifications or amendments to, or in connection with, or any conditions to the transfer of, any Franchises that are not approved by Parent in writing; provided, however, that if the Company affords Parent reasonable notice of, and opportunity to attend and participate in, meetings or other discussions relating to Franchise approvals where modifications, amendments or conditions are expected to be discussed or negotiated, Parent shall approve any such modifications, amendments or conditions that are approved by the Company so long as such modifications, amendments or conditions are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent in connection with material acquisitions of cable assets effected since 2001. In addition, if Parent seeks any Franchise approval pursuant to the transactions contemplated by this Agreement, Parent shall agree to any modifications, amendments or conditions that are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent in connection with material acquisitions of cable assets effected since 2001.

(g) Each of Parent and the Company shall not, and shall cause their respective Subsidiaries and Affiliates not to, (i) take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated hereby or the Closing, or (ii) acquire (by merger consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities (other than securities issued by such party as permitted by Section 6.01 or Section 7.01, as the case may be), properties, interests or business in any transaction or series of related transactions, if such acquisition would (A) require approval of the FCC, or (B) (without the consent of the other, not to be unreasonably withheld, conditioned or delayed by the Company) have a value, or involve the payment of consideration, in excess of $1 billion; provided, however, that the foregoing sentence shall not prohibit Parent, the Company, or any of their respective Subsidiaries or Affiliates from taking any action set forth on Section 8.01(g) of the Parent Disclosure Schedule.

(h) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 8.01, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 8.02. Joint Proxy Statement/Prospectus; Registration Statement. (a) As promptly as practicable, the Company and Parent shall prepare and file the Joint Proxy Statement/Prospectus and the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included) with the SEC. The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 6.03, the Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger and the recommendation of the Board of Directors of Parent in favor of approval of the Parent Stock Issuance. The Company and Parent shall cooperate with one another in (x) setting a mutually acceptable date for the Company Stockholder Meeting and the Parent Shareholder Meeting, so as to enable them to occur, to the extent practicable, on the same date and (y) setting the dates for their respective annual meetings of stockholders. The Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders or shareholders, as the case may be, as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Joint Proxy Statement/Prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder.

(c) Each of the Company and Parent shall promptly provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement/Prospectus or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(d) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed; provided that the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Adverse Recommendation Change, (ii) a statement of the reason of the Company’s Board of Directors for making such Company Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders and stockholders, respectively, of Parent and the Company.

Section 8.03. Public Announcements. (a) Except with respect to any Company Adverse Recommendation Change made in accordance with this Agreement, or Parent’s response thereto, or any communication made in accordance with Section 6.03, the Company and Parent shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by Applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation and providing each other the opportunity to review and comment upon any such press release or public statement; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent it contains substantially the same information as previously communicated by one or more of the parties. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

(b) Except with respect to any Company Adverse Recommendation Change made in accordance with this Agreement, or Parent’s response thereto, or any communication made in accordance with Section 6.03, before any Merger Communication of the Company, Parent or any of their respective “participants” (as defined in Rule 165 of the 1933 Act or Item 4 of Schedule 14A of the 1934 Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of the Company, Parent or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of the Company, Parent or any such participant, as applicable, as a script in discussions or meetings with any such third parties, then, in each case, the Company or Parent, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the 1934 Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the 1934 Act, as applicable, by the Company, Merger Subsidiary or Parent, as applicable, and shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication; provided, however, that the foregoing shall not apply to any Merger Communication that contains substantially the same information as has previously been communicated by such Person. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a relevant stockholder, could reasonably be deemed to constitute either (x) an offer to sell or a solicitation of an offer to buy Parent Class A Common Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the 1934 Act) in favor of the Merger or the Parent Stock Issuance.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of:

(a) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that are material and relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 8.05 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company and Parent shall (i) upon reasonable advance notice, give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during regular business hours to the offices, properties, books and records of such party (except that neither party shall conduct any environmental sampling or analysis without the advance written consent of the other party, which may be withheld in such other party’s sole discretion, and without executing a customary access and indemnity agreement in respect thereto), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided, however, that the each party may restrict the foregoing access and the disclosure of information pursuant to this Section 8.06 to the extent that (A) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a Third Party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (A) through (C) of this Section 8.06, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such Third Party to provide such access or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (A) and (C), enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.

Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 8.07. Tax-free Reorganization. (a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization as defined in Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify. Provided the opinion conditions contained in Sections 9.02(b) and 9.03(b) of this Agreement have been satisfied, each of Parent and the Company shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(b) Officers of Parent, Merger Subsidiary and the Company shall execute and deliver to Davis Polk & Wardwell LLP, tax counsel for Parent, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, tax counsel for the Company, Tax Representation Letters. Each of Parent, Merger Subsidiary and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause to take any action which would cause to be untrue) any of the Tax Representation Letters.

Section 8.08. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Class A Common Stock (including derivative securities with respect to Parent Class A Common Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 8.10. Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Class A Common Stock and the Company Stock in order that holders of Parent Class A Common Stock and the Company Stock shall not receive two dividends or fail to receive one dividend, for any quarter with respect to shares of Company Stock, on the one hand, and the Parent Class A Common Stock issuable in respect of those shares pursuant to the Merger, on the other.

Section 8.11. Stockholder Litigation. Each party hereto shall promptly notify the other parties hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of the Company or Parent (as applicable), threatened in writing, against the Company or Parent and/or the members of the Board of Directors of the Company or the Board of Directors of Parent, as applicable (any such litigation relating to the Company and/or the executive officers or members of the Board of Directors of the Company, a “Company Transaction Litigation”, and any such litigation relating to Parent and/or the executive officers or members of the Board of Directors of Parent, a “Parent Transaction Litigation”) prior to the Effective Time and shall keep such other party reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Company Transaction Litigation, and, except to the extent required by applicable Law, the Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Company Transaction Litigation, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without limiting in any way the parties’ obligations under Section 8.01, each of the Company and Parent shall cooperate, shall cause their respective Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against any litigation contemplated by this Section 8.11.

ARTICLE 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) (i) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law and (ii) the Parent Shareholder Approval shall have been obtained in accordance with Pennsylvania Law;

(b) (i) any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) any applicable waiting period (or extensions thereof) or approvals under each other applicable Competition Law relating to the transactions contemplated by this Agreement and set forth on Section 9.01(b) of the Company Disclosure Schedule shall have expired, been terminated or been obtained (solely with respect to the obligations of Parent and Merger Subsidiary, in each case without the imposition of any Burdensome Condition);

(c) the FCC Order and all other filings consents and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been obtained or made and shall be in full force and effect, and any applicable waiting periods in respect thereof shall have expired or been terminated (solely with respect to the obligations of Parent and Merger Subsidiary, in each case without the imposition of any Burdensome Condition);

(d) except for the matters that are the subject of Section 9.01(b) or Section 9.01(c), there shall not be any (i) Applicable Law of any Governmental Authority of competent jurisdiction in a jurisdiction in which any of the Company, Parent or their respective Subsidiaries has substantial operations or (ii) order or injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that, in each case, (A) prohibits the consummation of the Merger or (B) solely with respect to the obligations of Parent and Merger Subsidiary, imposes any Burdensome Condition.

(e) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

(f) the shares of Parent Class A Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(i), the first sentence and the last two sentences of Section 4.05(a) and the last sentence of 4.05(b), 4.07(l), 4.10(a)(ii), 4.23, 4.24 and 4.25 that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects and any such representations and warranties that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects or true and correct, as the case may be, only at and as of such time), (B) the representations and warranties of the Company contained in Section 4.05 (other than the first sentence and the last two sentences of Section 4.05(a) and the last sentence of Section 4.05(b)) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct, subject only to de minimis exceptions, only at and as of such time), and (C) all other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) only at and as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect and certifying that the condition set forth in Section 9.02(c) has been satisfied;

(b) Parent shall have received the opinion of Davis Polk & Wardwell LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Subsidiary and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 9.02(b), Davis Polk and Wardwell LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.07(b) hereof; and

(c) since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.04(i), 5.05, the last sentence of Section 5.05(b), 5.07(j), 5.10(b), 5.18 and 5.19, and that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects and any such representations and warranties that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects or true and correct, as the case may be, only at and as of such time), and (B) all other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) only at and as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect and certifying that the condition set forth in Section 9.03(c) has been satisfied;

(b) the Company shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Subsidiary and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 9.03(b), Paul, Weiss, Rifkind, Wharton & Garrison LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.07(b) hereof; and

(c) since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i) if the Merger is not consummated on or before February 12, 2015 (the “End Date”); provided, however, that, if on such date any of the conditions set forth in Section 9.01(b), Section 9.01(c) and Section 9.01(d) (solely on account of a temporary or preliminary order or injunction) are not satisfied, but all other conditions set forth in Article 9 shall have been satisfied (other than those conditions that have been waived by the Company and Parent, if and to the extent that such waiver is permitted by Applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the Closing), then either the Company or Parent shall have the right, in its sole discretion, to extend the End Date by a period of six months, in which case the End Date shall be August 12, 2015; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated on or before the End Date (as extended, if applicable);

(ii) there shall be any Applicable Law in effect that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and, in the case of clauses (A) and (B) any such Applicable Law, including an injunction, shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in such Applicable Law being in effect; or

(iii) (A) at the Parent Shareholder Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval shall not have been obtained, or (B) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

(c)	by Parent, if:

(i) (A) the Company’s Board of Directors shall have made a Company Adverse Recommendation Change or (B) the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent following the public announcement of any Company Acquisition Proposal (provided that Parent shall only make such request once with respect to any Company Acquisition Proposal or any material amendment thereto); provided that Parent shall no longer be entitled to terminate this Agreement pursuance to this Section 10.01(c)(i) at any time after the Company Stockholder Approval shall have been obtained;

(ii) there shall be any Applicable Law in effect, including an injunction, which shall have become final and nonappealable, of any Governmental Authority of competent jurisdiction in a jurisdiction in which any of the Company, Parent or their respective Subsidiaries has substantial operations that imposes any Burdensome Condition;

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such breach is not cured within 30 days’ notice thereof or is incapable of being cured within such time period, but only so long as neither Parent nor Merger Subsidiary are then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would cause the condition set forth in Section 9.03(a) not to be satisfied; or

(iv) prior to the Company Stockholder Approval having been obtained, an intentional and material breach of (A) Section 6.03 that is authorized or permitted by the Company that results in a Third Party making a Company Acquisition Proposal that is reasonably likely to materially interfere with or delay consummation of the Merger or (B) the first sentence of Section 6.02 (taking into account the right of the Company to postpone the Company Stockholder Meeting in accordance with Section 6.02) shall have occurred.

(d)	by the Company, if:

(i) an intentional and material breach of the first sentence of Section 7.03 shall have occurred (taking into account the right of Parent to postpone the Parent Shareholder Meeting in accordance with Section 7.03);

(ii) a material breach of the Voting Agreement shall have occurred that is noncurable or, if curable, is not cured within 30 days’ notice thereof; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such breach is not cured within 30 days’ notice thereof of is incapable of being cured within such time period, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause the condition set forth in Section 9.02(a) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party specifying the provision of this Agreement pursuant to which such termination is effected.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the (i) intentional and willful failure of any party to fulfill a condition to the performance of the obligations of any other party hereunder, (ii) failure of any party to perform a covenant hereof or (iii) willful and material breach by any Party of any representation or warranty herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure, which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party. The provisions of this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, PA 19103

Attention: Arthur R. Block

Facsimile No.: (215) 981-7794

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:         David L. Caplan

        William J. Chudd

Facsimile No.: (212) 450-3800

if to the Company, to:

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Attention: General Counsel

Facsimile No.: (212) 364-8459

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:         Robert B. Schumer

        Ariel J. Deckelbaum

        Ross A. Fieldston

Facsimile No.: (212) 757-3990

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 shall not limit Section 10.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement (including any Schedule hereto) may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Applicable Law without such approval having first been obtained and (ii) after the Parent Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of Parent under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent and the Company each shall pay 50% of (i) any and all filing fees due in connection with the filings required by or under the HSR Act or any other Competition Laws and (ii) any and all filing fees and printing and mailing costs for the Joint Proxy Statement/Prospectus.

Section 11.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement (regardless of the absence of an express reference or cross reference thereto), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.

(b) The parties hereto agree that any information contained in any part of any Specified Company SEC Document or Specified Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent; provided that, except for any specific factual information contained therein, in no event shall any information contained in any part of any Specified Company SEC Document or Specified Parent SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.07, shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies, other than (a) as specifically provided in Section 7.07 and Section 10.02 and (b) the right of the Company, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Parent’s or Merger Subsidiary’s (i) intentional and willful failure to fulfill a condition to the performance of the obligations of any other party hereunder, (ii) failure to perform a covenant hereof or (iii) willful and material breach of any representation or warranty herein, which right is hereby acknowledged and agreed by Parent and Merger Subsidiary; provided, however, that the rights granted pursuant to clause (b) above shall be enforceable on behalf of holders of Company Stock only by the Company in its sole and absolute discretion.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement, the Voting Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TIME WARNER CABLE INC.

By:	/s/ Arthur T. Minson, Jr.
Name: Arthur T. Minson, Jr.
Title: Executive Vice President and Chief Financial Officer

COMCAST CORPORATION

By:	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President

TANGO ACQUISITION SUB, INC.

By:	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President